UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2008

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 15, 2008, the Board of Directors of First Commonwealth Financial Corporation approved the following amendments to our By-Laws:

Elimination of Classified Board. The provision governing the size and classification of our Board of Directors (Section 9.1) was amended to phase out our classified board over the next three years so that all directors are elected annually beginning at our annual meeting of shareholders held in 2011. Directors who are elected in 2008 will be elected for a three-year term ending in 2011; directors who are elected in 2009 will be elected for a two-year term ending in 2011; and directors who are elected in 2010 will be elected for a one-year term ending in 2011.

Change of Notice Period for Shareholder Proposals. The provision requiring shareholders to give us advance notice if they intend to bring a matter before our annual meeting of shareholders (Section 2.5(c)) was amended to require shareholders to deliver notice of the matter at least 120 days prior to the anniversary date of our proxy statement for the most recent annual meeting of shareholders. Prior to the amendment, such notice had to be given at least 60 days and not more than 120 days prior to the anniversary date of the proxy statement.

Removal of Certain Qualifications. The provision establishing the qualifications for service as a director (Section 9.2) was amended to remove requirements relating to Pennsylvania residency, mandatory retirement age and share ownership. Our Corporate Governance Guidelines address retirement age and share ownership requirements for directors, and the Board determined that it was inappropriate to duplicate these requirements in our By-Laws.

A copy of the By-Laws, as amended, is attached to this report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Number	Description
3.1	By-Laws of First Commonwealth Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2008

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ Edward J. Lipkus, III
Name:	Edward J. Lipkus, III
Title:	Executive Vice President and Chief Financial Officer